Exhibit 3.2

GLADSTONE COMMERCIAL CORPORATION

ARTICLES OF AMENDMENT

Gladstone Commercial Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article FOURTH of the charter of the Corporation (the “Charter”) is hereby amended to increase the number of shares of capital stock that the Corporation has authority to issue to 100,000,000 and the number of shares of common stock, par value $0.001 per share, that the Corporation has authority to issue to 87,700,000.

SECOND: The total number of shares of capital stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 50,000,000, consisting of 37,700,000 shares of common stock, par value $0.001 per share, 2,600,000 shares of 7.75% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share, 2,750,000 shares of 7.5% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share, 950,000 shares of Senior Common Stock, par value $0.001 per share, and 6,000,000 shares of 7.00% Series D Cumulative Redeemable Preferred Stock, par value $0.001 per share. The aggregate par value of all authorized shares of capital stock having par value was $50,000.

THIRD: The total number of shares of capital stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 100,000,000, consisting of 87,700,000 shares of common stock, par value $0.001 per share, 2,600,000 shares of 7.75% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share, 2,750,000 shares of 7.5% Series B Cumulative Redeemable Preferred Stock, par value $0.001 per share, 950,000 shares of Senior Common Stock, par value $0.001 per share, and 6,000,000 shares of 7.00% Series D Cumulative Redeemable Preferred Stock, par value $0.001 per share. The aggregate par value of all authorized shares of stock having par value is $100,000.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law (the “MGCL”) is not changed by the foregoing amendment of the Charter.

FIFTH: The foregoing amendment of the Charter was approved by a majority of the entire Board of Directors of the Corporation as required by law and was limited to a change expressly authorized by Section 2-105(a)(13) of the MGCL without any action by the stockholders of the Corporation.

SIXTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 11th day of April, 2018.

ATTEST:	GLADSTONE COMMERCIAL CORPORATION

	By:		(SEAL)
Name: Michael LiCalsi		Name: David Gladstone
Title: Secretary		Title: Chief Executive Officer